Exhibit 3.1
ARTICLES OF CONVERSION
converting
ELLINGTON CREDIT COMPANY
a Maryland real estate investment trust
to
ELLINGTON CREDIT COMPANY
a Delaware statutory trust
THIS IS TO CERTIFY THAT:
FIRST:        Ellington Credit Company (the “Converting Company”) is a Maryland real estate investment trust formed by the filing of the Declaration of Trust with the State Department of Assessments and Taxation of Maryland on August 2, 2012, and, by virtue of these Articles of Conversion, is converting (the “Conversion”) to Ellington Credit Company, a statutory trust formed under the laws of the State of Delaware (the “Converted Trust”), on the terms and conditions set forth herein.
SECOND:        Upon the completion of the Conversion in accordance with the Maryland REIT Law and the Delaware Statutory Trust Act, the Converted Trust shall, for all purposes of the laws of the State of Maryland and the laws of the State of Delaware, continue as the same entity as the Converting Company, and the Conversion will have the effects set forth herein and in the Maryland REIT Law and the Delaware Statutory Trust Act.
THIRD:        Upon the completion of the Conversion:
(a)    Each outstanding common share of beneficial interest, par value $0.01 per share, of the Converting Company held by any shareholder of the Converting Company shall be converted into and exchanged for one share of beneficial interest, without par value, of the Converted Trust.
(b)    No other shares of beneficial interest of the Converting Company of any class or series are issued or outstanding.
FOURTH:        The terms and conditions of the Conversion were advised, authorized and approved by the Converting Company in the manner and by the vote required by the provisions of Subtitle 7 of the Maryland REIT Law and the Declaration of Trust and Bylaws of the Converting Company.
FIFTH:        The address of the principal office of the Converted Trust in the State of Delaware is c/o Cogency Global Inc., 850 New Burton Road, Suite 201, Dover, DE 19904.
SIXTH:        The name and address of the resident agent of the Converted Trust in the State of Maryland is Cogency Global Inc., 1519 York Road, Lutherville, Maryland 21093.
SEVENTH:        These Articles of Conversion shall become effective at 6:00 A.M., Eastern Time, on April 1, 2025.
EIGHTH:        The undersigned acknowledges these Articles of Conversion to be the act and deed of the Converting Company and, further, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts relating to the Converting Company are true in all material respects and that this statement is made under the penalties of perjury.

[Signatures on next page]

IN WITNESS WHEREOF, these Articles of Conversion have been duly executed and attested on behalf of the Converting Company as of the 28th day of March, 2025.

ATTEST:	ELLINGTON CREDIT COMPANY,
A Maryland real estate investment trust

/s/ JR Herlihy	/s/ Laurence E. Penn
Name: JR Herlihy	Name: Laurence E. Penn
Title: Treasurer	Title: President

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